Exhibit 12


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Main Place Funding, LLC
Exhibit 12. Ratio of Earnings to Fixed Charges
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(Dollars in Thousands)


                                          Three Months           Year             Year
                                              Ended             Ended             Ended
                                            March 31,        December 31,     December 31,
                                              2001               2000             1999
----------------------------------------------------------------------------------------------
Income before taxes                            $ 209,203           $ 911,225      $1,257,141

Fixed charges:
     Interest expense                             53,245             341,978         477,810
     Amortization of debt discount and
       appropriate issuance costs                    517               2,962           3,306
                                         -----------------------------------------------------
        Total fixed charges                       53,762             344,940         481,116

Earnings before fixed charges                  $ 262,965         $ 1,256,165      $1,738,257
                                         =====================================================

Fixed charges                                   $ 53,762           $ 344,940       $ 481,116
                                         =====================================================

Ratio of Earnings to Fixed Charges                  4.89                3.64            3.61


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                                             Year              Year             Year
                                             Ended            Ended             Ended
                                         December 31,      December 31,     December 31,
                                             1998              1997             1996
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
Income before taxes                          $2,341,426        $1,294,152        $ 216,709

Fixed charges:
     Interest expense                         1,056,419           595,818          255,318
     Amortization of debt discount and
       appropriate issuance costs                 3,128             3,713            2,856
                                        ----------------------------------------------------
        Total fixed charges                   1,059,547           599,531          258,174

Earnings before fixed charges                $3,400,973        $1,893,683        $ 474,883
                                        ====================================================

Fixed charges                                $1,059,547         $ 599,531        $ 258,174
                                        ====================================================

Ratio of Earnings to Fixed Charges                 3.21              3.16             1.84
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